Filed Pursuant to Rule 424(b)(2)
Registration No 333-174650

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, par value $0.0001 per share	19,837,500	$26.75	$530,653,125.00	$68,348.12

(1)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement, as amended, filed on Form S-3 (File No. 333-174650) filed by the Registrant on June 3, 2011.

PROSPECTUS SUPPLEMENT

(To prospectus dated June 3, 2011)

Fidelity National Financial, Inc.

17,250,000 shares of Class A Common Stock, $0.0001 par value per share

We are offering (the “offering”) 17,250,000 shares of our Class A common stock, $0.0001 par value per share (the “common stock”).

Our common stock is listed on the New York Stock Exchange under the symbol “FNF.” The last reported sale price of the common stock on October 24, 2013 was $27.08 per share.

Investing in our common stock involves risks. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before you invest. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$26.75	$461,437,500
Underwriting discounts and commissions	$1.0031	$17,303,475
Proceeds, before expenses, to us	$25.7469	$444,134,025

The underwriters may also purchase up to an additional 2,587,500 shares of common stock from us on the same terms and conditions as set forth above within 30 days from the date of this prospectus supplement solely to cover over-allotments.

The underwriters expect to deliver the shares of common stock against payment on or about October 30, 2013.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Co-Managers

Barclays	Dowling & Partners Securities, LLC	Jefferies	Keefe, Bruyette & Woods

A Stifel Company

Piper Jaffray	Stephens Inc.	Wells Fargo Securities

The date of this prospectus supplement is October 24, 2013.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information provided by this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information.”

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The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the common stock in some jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting” in this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “FNF,” “the Company,” “we,” “our,” or “us” refer to Fidelity National Financial, Inc., together with its subsidiaries.

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information.”

The registration statement that contains the accompanying prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about FNF and the common stock offered under this prospectus supplement. That registration statement can be read at the SEC website or at the SEC office mentioned under the section of this prospectus supplement entitled “Where You Can Find More Information.”

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SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision.

Fidelity National Financial, Inc.

We are a leading provider of title insurance, mortgage services and diversified services. We are the nation’s largest title insurance company through our title insurance underwriters—Fidelity National Title Insurance Company, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company and Alamo Title Insurance Company—that collectively issue more title insurance policies than any other title company in the United States. We own a 55% stake in American Blue Ribbon Holdings, LLC (“ABRH”), a family and casual dining restaurant owner and operator of the O’Charley’s, Ninety Nine Restaurant, Max & Erma’s, Village Inn and Bakers Square concepts. ABRH also franchises the O’Charley’s, Max and Erma’s and Village Inn concepts. We also own an 87% stake in J. Alexander’s, LLC (“J. Alexander’s”), an upscale dining restaurant owner and operator of the J. Alexander’s and Stoney River Legendary Steaks concepts. In addition, we own a 51% stake in Remy International, Inc. (“Remy”), a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles. We also own a minority interest in Ceridian LLC (“Ceridian”), a leading provider of global human capital management and payment solutions.

We currently have four reporting segments as follows:

•

Fidelity National Title Group. This segment consists of the operations of our title insurance underwriters and related businesses. This segment provides core title insurance and escrow and other title related services including collection and trust activities, trustee’s sales guarantees, recordings and reconveyances, and home warranty insurance.

•

Remy. This segment consists of the operations of Remy, a publicly traded company on the NASDAQ stock exchange, in which we have a 51% ownership interest. Remy is a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles.

•

Restaurant Group. The Restaurant Group segment consists of the operations of ABRH, in which we have a 55% ownership interest and the operations of J. Alexander’s in which we have an 87% ownership interest. ABRH is the owner and operator of the O’Charley’s, Ninety Nine Restaurants, Max & Erma’s, Village Inn, and Bakers Square concepts. ABRH also franchises O’Charley’s, Max and Erma’s and Village Inn concepts. J. Alexander’s is the owner and operator of the J. Alexander’s and Stoney River Legendary Steaks concepts.

•

Corporate and Other. The corporate and other segment consists of the operations of the parent holding company, certain other unallocated corporate overhead expenses, our employee benefits agency, Digital Insurance, other smaller operations, and our share in the operations of certain equity investments, including Ceridian.

Recent Developments

The Merger

On May 28, 2013, we and our subsidiary, Lion Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “merger agreement”) with Lender Processing Services, Inc., a Delaware corporation (“LPS”). Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into LPS (the “merger”), with LPS surviving as a subsidiary of FNF. Please see “Use of Proceeds” for a discussion of our intent to use the net proceeds from this offering to pay a portion of the cash consideration for the merger. This offering is not conditioned on completion of the merger.

LPS delivers comprehensive technology solutions and services, as well as powerful data and analytics, to the nation’s top mortgage lenders, servicers and investors. As a proven and trusted partner with deep client relationships, LPS provides major U.S. banks and many federal government agencies with the technology and data needed to support mortgage lending and servicing operations, meet regulatory and compliance requirements and mitigate risk. These integrated solutions support origination, servicing, portfolio retention and default servicing. LPS’ servicing solutions include MSP, a leading loan servicing platform, which is used to service approximately 50% of all U.S. mortgages by dollar volume. LPS also provides proprietary data and analytics for the mortgage, real estate and capital markets industries. LPS is a Fortune 1000 company headquartered in Jacksonville, Florida, and employs approximately 7,200 professionals.

Under the terms of the merger agreement, LPS stockholders have the right to receive a certain number of shares of our common stock equal to a stated exchange ratio and $22.303 in cash, without interest, for each share of LPS common stock that they own. FNF has the option, pursuant to the merger agreement, to increase the cash portion of the per share merger consideration by up to $16.625 with a corresponding decrease in the stock portion of the merger consideration by providing written notice (referred to as the “adjustment notice”) to LPS on or before the date that is three trading days prior to the anticipated effective date of the joint proxy statement/prospectus related to the merger. In connection with this offering, FNF intends to provide such an adjustment notice to LPS to further increase the cash portion of the merger consideration in an amount equal to $511 million, or $5.799 per share, and to correspondingly decrease the stock portion of the merger consideration. As a result, subject to the terms and conditions of the merger agreement, and assuming consummation of this offering and the receipt of approximately $511 million in net proceeds therefrom (assuming the underwriters’ over-allotment option is exercised in full). LPS stockholders will have the right to receive a certain number of shares of our common stock equal to the exchange ratio further discussed below and $28.102 in cash, without interest, for each share of LPS common stock that they own. If the average of the volume weighted averages of the trading prices of our common stock during the ten trading day period ending on (and including) the third trading day prior to the closing of the merger (the “average FNF stock price”) is greater than $26.763, then the exchange ratio will be an amount equal to the quotient of (a) (x) the product of (1) 0.65224 multiplied by (2) the average FNF stock price minus (y) $11.477 divided by (b) the average FNF stock price. If the average FNF stock price is between $24.215 and $26.763, then the exchange ratio will be fixed at 0.20197. If the average FNF stock price is between $20.000 and $24.215, then the exchange ratio will adjust so that the value of the stock portion of the merger consideration is fixed (based on the average FNF stock price) at $4.891 per share of LPS common stock. If the average FNF stock price is less than $20.000, then the exchange ratio will be fixed at 0.24455. To the extent the underwriters’ over-allotment option is not exercised in full, we intend to use cash on hand and/or borrowings under the Revolving Credit Facility in lieu of such amounts.

As a result of the anticipated increased cash consideration, the reduction in number of shares to be issued in the merger and the increase in total number of shares outstanding as a result of this offering, no vote of FNF stockholders will be required in connection with the merger, including a vote with respect to the approval of the issuance of shares of FNF common stock in the merger.

The consummation of the merger is subject to the satisfaction or waiver of customary conditions, including, among other things, (i) the approval of the merger agreement by the holders of a majority of the outstanding shares of LPS common stock entitled to vote on the merger, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the consent or approval by certain state regulatory entities, (iv) the absence of any injunction or applicable law prohibiting consummation of the merger, (v) the Registration Statement on Form S-4 filed with respect to the merger and the shares of our common stock to be issued in the merger having been declared effective by the SEC, (vi) the shares of our common stock to be issued in the merger having been approved for listing on the New York Stock Exchange, (vii) the accuracy of the representations and warranties made by LPS, us and Merger Sub (subject to materiality qualifiers), including the absence of any change, effect, event, occurrence, circumstance or state of facts, from March 31, 2013 to the effective time of the merger, that has had or would reasonably be expected to have a Material Adverse Effect (as defined in the merger agreement) with respect to LPS or an FNF Material Adverse Effect (as defined in the merger agreement) with respect to us and (viii) the performance, in all material respects, by each of LPS, us and Merger Sub of all of our respective obligations under the merger agreement.

The merger agreement contains customary covenants, including covenants providing for each of the parties to, among other things, use reasonable best efforts to cause the transaction to be consummated. In addition, we and LPS have agreed (i) to conduct our respective businesses in the ordinary course of business during the period between the execution of the merger agreement and the closing of the merger and (ii) not to take certain actions prior to the closing of the merger without the prior consent of the other.

The merger agreement also contains customary representations and warranties made by LPS, us and Merger Sub. Representations and warranties from LPS include representations and warranties as to, among other things, (i) authority, (ii) capital structure, (iii) financial statements, (iv) ordinary course activity, (v) litigation, (vi) compliance with laws, (vii) intellectual property, (viii) contracts, (ix) insurance, (x) employees, (xi) properties, (xii) tax and (xiii) the environment.

Both we and LPS may terminate the merger agreement under certain circumstances. Among other things, LPS may terminate the merger agreement if the average FNF stock price is less than $20.00 at the time when all other closing conditions are satisfied. Upon termination of the merger agreement, under qualifying circumstances, LPS may be required to pay us a termination fee of $74 million and, in some circumstances, all of our expenses in connection with the merger agreement.

We currently expect the closing of the merger to occur in the fourth quarter of 2013 or possibly January 2014. However, as the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions including those described above, it is possible that factors outside our control could result in the merger being completed at a later time or not at all.

Merger Financing

We have obtained certain financing commitments for the transactions contemplated by the merger agreement, the proceeds of which we will use to pay a portion of the cash consideration for the merger and the related costs, fees and expenses. In addition to this offering, our financing in connection with the merger could take any of several forms or any combination of them, including but not limited to the following: (i) we may incur additional bank credit facilities in the syndicated loan market; (ii) we may borrow up to $1.1 billion under our new senior unsecured delayed draw term loan facility (the “Term Loan Facility”); and (iii) we may borrow under our existing third amended and restated revolving credit facility (the “Revolving Credit Facility”). In addition, prior to the closing of this offering, we expect to enter into a commitment for a senior unsecured bridge facility in an aggregate principal amount of up to $800 million (the “Bridge Facility”). The Term Loan Facility, the Revolving Credit Facility and the Bridge Facility are each described in more detail below.

Term Loan Facility

We entered into a term loan credit agreement, dated July 11, 2013, with Bank of America, N.A. as administrative agent and the other financial institutions party thereto. We expect to enter into an amendment to the term loan credit agreement prior to the closing of this offering to permit us to incur the indebtedness under the Bridge Facility. Pursuant to the terms of the term loan credit agreement, the proceeds of the new senior unsecured delayed draw term loan facility will be used to fund, in part, the cash consideration for the merger and pay certain costs, fees and expenses in connection with the merger. This offering is not conditioned on the entry into the amendment.

The Term Loan Facility matures on the fifth anniversary of the date that the term loans are funded and amortizes in installments equal to 0% in the first year after the funding date, 10% in the second year after the funding date, 15% in the third year after the funding date, 20% in each of the fourth and fifth years after the funding date and the remaining balance on the final maturity date.

Interest Rate. Borrowings under the Term Loan Facility bear interest, at our option, at a rate equal to either (a) the highest of (i) the Bank of America prime rate, (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the one month adjusted London interbank offered rate plus 1.0% plus the applicable margin or (b) the London interbank offered rate plus the applicable margin. The applicable margin for borrowings under the Term Loan Facility may change depending on our achievement of certain credit ratings.

Prepayments and Redemptions. Prior to the funding date, commitments under the Term Loan Facility may be reduced in whole or in part at our election without premium or penalty. Following the funding date, the Term Loan Facility may be prepaid in whole or in part at our election without premium or penalty, subject to any related breakage costs.

Covenants and Events of Default. The Term Loan Facility contains a number of covenants that are substantially the same as those in the Revolving Credit Facility and that, subject to certain exceptions, include restrictions on: (i) liens; (ii) mergers, consolidations and other fundamental changes; (iii) sales and other dispositions of property or assets; (iv) investments, including loans, advances and acquisitions; (v) indebtedness (including guarantees and other contingent obligations); (vi) transactions with affiliates; (vii) payments of dividends and other distributions, stock repurchases and prepayments of other indebtedness; (viii) changes in nature of business; (ix) changes in accounting policies or reporting practices that would affect the calculation of the financial covenants; (x) restrictive agreements; and (xi) amendment of documents related to certain public indentures.

In addition, the Term Loan Facility includes a minimum net worth test and maximum total debt to total capitalization ratio, which are the same as those set forth in the Revolving Credit Facility.

The Term Loan Facility also contains certain customary events of default that are substantially the same as those set forth in the Revolving Credit Facility, including events of default relating to non-payment, breach of representations, breach of covenants, cross-default, bankruptcy, monetary judgments, regulatory actions and change of control.

Revolving Credit Facility

We have entered into an amendment, dated June 25, 2013, of our existing second amended and restated credit agreement, dated April 16, 2012, with Bank of America, N.A. as administrative agent and swing line lender and the other financial institutions party thereto. We expect to enter into an additional amendment to the Revolving Credit Facility prior to the closing of this offering to permit us to incur the indebtedness under the

Bridge Facility. Among other changes, the initial amendment, permits us to make a borrowing under the Revolving Credit Facility to finance a portion of the acquisition of LPS on a “limited conditionality” basis, incorporates other technical changes to permit us to enter into the acquisition of LPS and extends the maturity of the commitments under the Revolving Credit Facility to July 15, 2018. The terms of the Revolving Credit Facility are otherwise substantially similar to the terms of the existing revolving credit facility. This offering is not conditioned on the entry into the additional amendment.

The proceeds of the loans under the Revolving Credit Facility may be used to fund, in part, the cash consideration for the merger and pay certain costs, fees and expenses in connection with the merger.

Bridge Facility

On or prior to the closing of this offering, we expect to enter into a debt financing commitment letter (the “Bridge Commitment Letter”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. The Bridge Commitment Letter will provide commitments to fund the Bridge Facility. Pursuant to the Bridge Commitment Letter, we will enter into a promissory note with the Bridge Facility lenders on the funding date of the Bridge Facility that will include the terms of the Bridge Facility and will incorporate applicable terms from the Term Loan Facility, as amended by the expected amendment. The offering is not conditioned on the entry into the Bridge Commitment Letter.

Funding of the Bridge Facility will be conditioned on entry into the Term Loan Facility amendment and the additional amendment to the Revolving Credit Facility discussed above. The proceeds from the Bridge Facility are intended to replace the proceeds from the equity commitment we previously received from funds affiliated with Thomas H. Lee Partners, L.P. (“THL”) to fund a portion of the cash consideration payable in the merger. If the Bridge Commitment Letter or the amendments are not entered into, and we are therefore unable to borrow under the Bridge Facility, we will use the funds under the THL equity commitment to fund such amounts. If the Bridge Commitment Letter and amendments are entered into, we intend to terminate the equity commitment and use the proceeds from the Bridge Facility to fund such amounts payable in the merger, and, subsequent to the merger and an internal reorganization, THL would purchase a 35% minority interest in the subsidiaries of Black Knight Financial Services, Inc. (“BKFS”), a subsidiary of FNF, that will own the business of FNF’s subsidiary, ServiceLink, Inc., and the LPS business.

The Bridge Facility will mature on the second business day following the funding date and will require no scheduled amortization payments. Borrowings under the Bridge Facility will bear interest at a rate equal to the highest of (i) the Bank of America prime rate, (ii) the federal fund effective rate from time to time plus 0.5% and (iii) the one month adjusted London interbank offered rate plus 1.0%.

Other than as set forth above, the terms of the Bridge Facility will be substantially the same as the terms of the Term Loan Facility, as amended by the expected amendment.

The merger, the related financing transactions and the use of proceeds therefrom are referred to herein as the “Merger Transactions.”

Corporate Offices

Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and our telephone number is (904) 854-8100.

Summary Financial Data

The information set forth below should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K filed for the year ended December 31, 2012 (the “2012 Form 10-K”) and our Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2013 (the “2013 Q2 Form 10-Q”). Certain reclassifications have been made to the prior year amounts to conform with the 2013 presentation.

During the third quarter of 2012, we acquired 1.5 million additional shares of Remy, increasing our ownership interest to 16.3 million shares or 51% of Remy’s total outstanding common shares. As a result of this acquisition, we began to consolidate the results of Remy effective August 14, 2012.

On April 9, 2012, we successfully closed a tender offer for the outstanding common stock of O’Charley’s Inc. We have consolidated the results of O’Charley’s as of April 9, 2012. On May 11, 2012, we merged O’Charley’s with our investment in ABRH in exchange for an increase in our ownership position in ABRH from 45% to 55%. We have consolidated the operations of ABRH with the O’Charley’s group of companies, beginning on May 11, 2012.

On December 22, 2008, we completed the acquisition of LandAmerica Financial Group’s two principal title insurance underwriters, Commonwealth Land Title Insurance Company and Lawyers Title Insurance Corporation, as well as United Capital Title Insurance Company (collectively, the “LFG Underwriters”). For periods subsequent to December 22, 2008, the LFG Underwriters are included in our consolidated financial statements.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in millions)
	(Unaudited)
Operating Data:
Revenue	$4,320	$2,907	$7,166	$4,799	$5,395	$5,521	$3,936

Expenses
Personnel costs	1,065	852	1,863	1,567	1,573	1,620	1,292
Other operating expenses	691	601	1,288	1,062	1,133	1,227	1,063
Agent commissions	870	712	1,599	1,411	1,759	1,952	1,218
Cost of auto parts revenue	481	—	350	—	—	—	—
Cost of restaurant revenue	597	215	774	—	—	—	—
Depreciation and amortization	68	43	105	74	87	105	117
Provision for title claim losses	144	131	279	222	249	265	491
Interest expense	44	31	74	57	46	37	58

	3,960	2,585	6,332	4,393	4,847	5,206	4,239

Earnings (loss) before income taxes, equity in earnings (loss) of unconsolidated affiliates, and noncontrolling interest	360	322	834	406	548	315	(303)
Income tax expense (benefit)	118	118	247	134	190	97	(128)

Earnings (loss) before equity in earnings (loss) of unconsolidated affiliates	242	204	587	272	358	218	(175)
Equity in earnings (loss) of unconsolidated affiliates	(6)	8	10	10	(1)	(12)	(13)

Earnings (loss) from continuing operations, net of tax	236	212	597	282	357	206	(188)
Earnings (loss) from discontinued operations, net of tax	(2)	12	15	98	19	18	5

Net earnings (loss)	234	224	612	380	376	224	(183)
Less: net earnings (loss) attributable to noncontrolling interests	6	3	5	10	6	2	(4)

Net earnings (loss) attributable to FNF common shareholders	$228	$221	$607	$370	$370	$222	$(179)

Balance Sheet Data:
Investments (1)	$3,981	$4,120	$4,053	$4,052	$4,359	$4,685	$4,377
Cash and cash equivalents (2)	1,285	909	1,132	666	581	202	315
Total assets	10,015	8,513	9,903	7,862	7,888	7,934	8,368
Notes payable	1,345	952	1,344	916	952	862	1,351
Reserve for claim losses (3)	1,717	1,869	1,748	1,913	2,270	2,539	2,736
Equity	4,834	4,053	4,749	3,656	3,444	3,345	2,857
Other Data:
Orders opened by direct title operations (in 000’s)	1,315	1,318	2,702	2,140	2.385	2,611	1,860
Orders closed by direct title operations (in 000’s)	991	868	1,867	1,514	1,574	1,792	1,121
Provision for title insurance claim losses as a percent of title insurance premiums (3):	7.0%	7.0%	7.0%	6.8%	6.8%	5.1%	18.2%
Title related revenue (4):
Percentage direct operations	61.4%	62.9%	62.1%	61.0%	55.6%	54.2%	59.4%
Percentage agency operations	38.6%	37.1%	37.9%	39.0%	44.4%	45.8%	40.6%

(1)	Investments as of December 31, 2012, 2011, 2010, 2009, and 2008, include securities pledged to secured trust deposits of $275 million, $274 million, $252 million, $289 million, and $383 million, respectively. Investments as of June 30, 2013 and 2012, include securities pledged to secured trust deposits of $281 million and $279 million, respectively.
(2)	Cash and cash equivalents as of December 31, 2012, 2011, 2010, 2009, and 2008 include cash pledged to secured trust deposits of $266 million, $162 million, $146 million, $97 million, and $110 million, respectively. Cash and cash equivalents as of June 30, 2013 and 2012, include $384 and $266, respectively, of cash pledged to secured trust deposits.
(3)	As a result of favorable title insurance claim loss development on prior policy years, FNF recorded a credit in 2009 totaling $74 million, or $47 million net of income taxes, to FNF’s provision for claims losses. As a result of adverse title insurance claim loss development on prior policy years, FNF recorded charges in 2008 totaling $262 million, or $154 million net of income taxes, to FNF’s provision for claim losses. These credits/charges were recorded in addition to FNF’s average provision for claim losses of 7.3% and 8.5% for the years ended December 31, 2009 and 2008, respectively.
(4)	Includes title insurance premiums and escrow, title-related and other fees.

The Offering

Issuer	Fidelity National Financial, Inc.

Common stock offered(1)	17,250,000 shares.

Common stock to be outstanding after this offering(1)(2)	247,106,968 shares.

Listing	Shares of our common stock are listed on the New York Stock Exchange under the symbol “FNF.”

Use of Proceeds	We expect the net proceeds from this offering to be approximately $443 million after deducting the underwriting discounts and commissions and our estimated offering expenses, as described under “Underwriting.” We intend to use the net proceeds from this offering to pay a portion of the cash consideration for the merger. If we do not consummate the merger, we will use the net proceeds from this offering for general corporate purposes, which may include the repurchase of shares of our common stock. This offering is not conditioned on completion of the merger.

Risk Factors	See “Risk Factors” beginning on page S-9 of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	Does not include: 2,587,500 shares of our common stock subject to the underwriters’ over-allotment option.
(2)	Does not include: 10,796,413 shares of our common stock subject to exercise of our outstanding options, which have a weighted average exercise price of $16.24 per share, and unvested restricted stock grants, both under our current and previous equity incentive plans, as of June 30, 2013, and additional shares of common stock available for issuance under our employee stock purchase plan.

RISK FACTORS

Investment in the common stock offered hereby will involve certain risks. You should read the Risk Factors set forth in the 2012 Form 10-K and the 2013 Q2 Form 10-Q , which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and supplemented in documents subsequently filed by FNF with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus.

In consultation with your own financial and legal advisors, you should carefully consider the information included in this prospectus supplement and the accompanying prospectus, together with the other information incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the common stock offered hereby is suitable for you.

Risk Factors Relating to the Merger

The merger and related transactions are subject to approval by the stockholders of LPS.

In order for the merger to be completed, LPS stockholders must approve the merger, which requires the affirmative vote of holders of a majority of the outstanding shares of LPS common stock entitled to vote thereon. There can be no assurance that this approval will be obtained.

Because the market price of our common stock will fluctuate, our stockholders cannot be sure of the exact number of shares of our common stock to be issued by us pursuant to the merger agreement. In addition, the market price of our common stock will continue to fluctuate following the merger.

Upon the effective time of the merger, each share of LPS common stock will be converted into the right to receive the merger consideration, which consists of shares of our common stock and cash, pursuant to the terms of the merger agreement. The number of shares of our common stock to be received by LPS stockholders will be based on the exchange ratio, which, pursuant to the merger agreement, will be determined based on the average of the volume weighted averages of the trading prices of our common stock during the ten trading day period ending on (and including) the third trading day prior to the closing of the merger. This average price may vary from the market price of our common stock on the date of this prospectus supplement. Certain changes in the price of our common stock prior to the date that the exchange ratio is set will affect the number of shares of our common stock that will be issued by us pursuant to the merger agreement. In addition, the market price of our common stock will continue to fluctuate following the merger. Stock price fluctuations can result from a variety of factors (many of which may not be within our control) including:

•	general market and economic conditions;

•	changes in our businesses, operations and prospects;

•	investor behavior and strategies, including assessments as to whether and when the merger will be completed; and

•	governmental, litigation and/or regulatory developments or considerations.

The merger is subject to the receipt of consents and clearances from regulatory authorities that may impose conditions that could have an adverse effect on FNF or LPS or that could delay or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, applicable waiting periods must expire or terminate under antitrust laws and various approvals, consents or clearances may be required to be obtained from regulatory entities. In deciding whether to grant antitrust or other regulatory clearances, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdictions. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of FNF’s business following the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of FNF following the merger. In addition, FNF cannot provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger.

The merger will involve substantial costs.

FNF has incurred and expects to continue to incur substantial costs and expenses relating directly to the merger and the FNF stock issuance, including debt refinancing costs, fees and expenses payable to financial advisors, other professional fees and expenses, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, fees and costs in connection with the financing of the merger, printing and mailing costs and other transaction-related costs, fees and expenses.

The pendency of the merger could adversely affect the future businesses and operations of FNF and LPS.

In connection with the pending merger, it is possible that some customers, suppliers and other persons with whom FNF or LPS have a business relationship may terminate such relationships or may delay or defer certain business decisions, which could negatively impact revenues, earnings and cash flows of FNF or LPS, as well as the market prices of our common stock, regardless of whether the merger is completed.

Any delay in completing the merger may reduce or eliminate the expected benefits from the transaction.

In addition to the required regulatory clearances and the requisite LPS stockholder approval, the merger is subject to a number of other conditions beyond FNF’s control that may prevent, delay or otherwise materially adversely affect its completion. FNF cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause FNF not to realize some or all of the synergies and other benefits that it expects to achieve if the merger is successfully completed within its expected time frame.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees of FNF or LPS which could adversely affect the future business and operations of the combined company following the merger.

FNF and LPS are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees of FNF and LPS. Current and prospective employees of FNF and LPS may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of the combined company to retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to retain key management personnel and other key employees of FNF and LPS.

The merger is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to complete the merger could have a material and adverse effect on FNF.

The completion of the merger is subject to a number of conditions, including the requisite LPS stockholder approval, which make the completion and timing of the completion of the merger uncertain. Also, either LPS or FNF may terminate the merger agreement if the merger has not been completed by March 31, 2014 (or the extended outside date, if applicable), unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

If the merger is not completed on a timely basis, or at all, FNF’s ongoing business may be adversely affected and, without realizing any of the benefits of having completed the merger, FNF will be subject to a number of risks, including the following:

•	FNF will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, FNF is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•	time and resources committed by FNF’s management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities.

In addition, if the merger is not completed, FNF may experience negative reactions from the financial markets and from their respective customers and employees. FNF could also be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against FNF to perform its obligations under the merger agreement. If the merger is not completed, FNF cannot assure its stockholders that the risks described above will not materialize and will not adversely affect the business, financial results and stock prices of FNF.

If FNF’s financing for the merger is not funded, the merger may not be completed and FNF may be in breach of the merger agreement.

FNF intends to finance a majority of the cash required in connection with the merger, including for costs, fees and expenses incurred in connection with the merger, with debt financing. On July 11, 2013, FNF entered into a term loan credit agreement with Bank of America, N.A. as administrative agent and the other financial institutions party thereto, pursuant to which the lenders have committed to provide a $1.1 billion senior unsecured delayed draw term loan facility. On June 25, 2013, FNF entered into an amendment to replace its existing senior unsecured revolving facility with a third amended and restated $800 million senior unsecured revolving facility. On or prior to the closing of this offer, FNF expects to enter into a debt financing commitment letter with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. pursuant to which the lenders will commit to provide a bridge loan in an aggregate principal amount of up to $800 million. The facilities are intended to be used to finance a portion of the merger consideration and related costs, fees and expenses to the extent that FNF does not finance such consideration through (i) available cash on hand and/or (ii) the issuance of unsecured debt and equity securities or other debt financing at or prior to the closing of the merger. To the extent one or more of the lenders for such facilities is unwilling to, or unable to, fund its portion of the debt financing commitments, the other lenders are not obligated to assume the unfunded commitments and FNF may be required to seek alternative financing or fund the amount of such unfunded commitments itself.

The funding under the facilities is not a condition to the obligations of FNF under the merger agreement. Due to the fact that there is no funding condition in the merger agreement, if FNF is unable to obtain funding from its financing sources for the cash required in connection with the merger, FNF could be in breach of the merger agreement and LPS may be entitled to enforce specifically the performance of the terms and provisions of the merger agreement.

Several lawsuits have been filed against LPS and FNF challenging the merger and one or more adverse rulings may prevent the merger from being completed.

LPS and FNF, as well as the members of LPS’ board of directors, were named as defendants in several lawsuits brought by LPS stockholders challenging the proposed merger and seeking, among other things, injunctive relief to enjoin the defendants from completing the merger on the agreed-upon terms. Additional lawsuits may be filed against LPS, FNF and/or the directors of either company in connection with the merger.

One of the conditions to the closing of the merger is that no order, injunction, decree or other legal restraint or prohibition shall be in effect that prevents completion of the merger. Consequently, if a resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the defendants’ ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected time frame or at all. There can be no assurance that LPS, FNF or any of the other defendants will be successful in the outcome of any of these pending or potential future lawsuits.

Although FNF expects that FNF’s acquisition of LPS will result in cost savings, synergies and other benefits to FNF, FNF may not realize those benefits because of integration difficulties and other challenges.

The success of FNF’s acquisition of LPS will depend in large part on the success of the management of the combined company in integrating the operations, strategies, technologies and personnel of the two companies following the completion of the merger. FNF may fail to realize some or all of the anticipated benefits of the merger if the integration process takes longer than expected or is more costly than expected. The failure of FNF to meet the challenges involved in successfully integrating the operations of LPS or to otherwise realize any of the anticipated benefits of the merger, including additional cost savings and synergies, could impair the operations of FNF. In addition, FNF anticipates that the overall integration of LPS will be a time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt FNF’s business.

Potential difficulties the combined company may encounter in the integration process include the following:

•	the integration of management teams, strategies, technologies and operations, products and services;

•	the disruption of ongoing businesses and distraction of their respective management teams from ongoing business concerns;

•	the retention of and possible decrease in business from the existing clients of both companies;

•	the creation of uniform standards, controls, procedures, policies and information systems;

•	the reduction of the costs associated with each company’s operations;

•	the consolidation and rationalization of information technology platforms and administrative infrastructures;

•	the integration of corporate cultures and maintenance of employee morale;

•	the retention of key employees; and

•	potential unknown liabilities associated with the merger.

The anticipated cost savings, synergies and other benefits include the combination of offices in various locations and the elimination of numerous technology systems, duplicative personnel and duplicative market and other data sources. However, these anticipated cost savings, synergies and other benefits assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated cost savings, synergies and other benefits may not be achieved.

The market price of FNF’s common stock may decline in the future as a result of the merger.

The market price of FNF’s common stock may decline in the future as a result of the merger for a number of reasons, including:

•	the unsuccessful integration of LPS and FNF (including for the reasons set forth in the preceding risk factor); or

•	the failure of FNF to achieve the perceived benefits of the merger, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts.

These factors are, to some extent, beyond the control of FNF.

The merger may not be accretive and may cause dilution to FNF’s earnings per share, which may negatively affect the market price of our common stock.

FNF currently anticipates that the merger will be accretive to earnings per share (on an adjusted earnings basis) during the first full calendar year after the merger. This expectation is based on preliminary estimates which may materially change. FNF could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to FNF’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of our common stock.

FNF stockholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over the combined company’s management.

Current FNF stockholders currently have, and investors who purchase shares of our common stock in this offering will have, the right to vote in the election of FNF’s board of directors and on other matters affecting FNF. Immediately after the offering and the merger are completed, it is expected that current FNF stockholders will own approximately 90% of the outstanding shares of our common stock and current LPS stockholders will own approximately 10% of the outstanding shares of our common stock, respectively.

As a result of the merger, FNF stockholders will have less influence on the combined company’s management and policies than they now have on the management and policies of FNF.

The combined company will have substantial indebtedness following the merger and the credit ratings of the combined company or its subsidiaries may be different from what FNF currently expects.

FNF expects to incur indebtedness in order to provide funds to pay a portion of the cash portion of the merger consideration and other costs and expenses incurred in connection with the merger. In addition, FNF will assume LPS’ indebtedness upon consummation of the merger. As a result, following completion of the merger, the combined company will have substantial indebtedness and the credit ratings of the combined company or its subsidiaries may be different from what FNF currently expects.

This substantial indebtedness may adversely affect the business, financial condition and operating results of the combined company, including:

•	making it more difficult for the combined company to satisfy its debt service obligations;

•

requiring a substantial portion of cash flows from operations for debt service payments, thereby reducing the availability of FNF’s cash flow to fund dividends, working capital, capital expenditures, acquisitions, and other general corporate purposes;

•

limiting the ability of the combined company to obtain additional financing to fund its working capital requirements, capital expenditures, acquisitions, investments, debt service obligations and other general operating requirements;

•	limiting FNF’s flexibility in planning for, or reacting to, changes in its business and, consequently, negatively affecting FNF’s competitive position;

•	restricting the combined company from making strategic acquisitions or taking advantage of favorable business opportunities;

•	negatively impacting FNF’s existing credit ratings, including resulting in a downgrade or negative outlook;

•	placing the combined company at a relative competitive disadvantage compared to competitors that have less debt;

•

limiting flexibility to plan for, or react to, changes in the businesses and industries in which the combined company operates, which may adversely affect the combined company’s operating results and ability to meet its debt service obligations;

•	increasing the vulnerability of the combined company to adverse general economic and industry conditions; and

•	limiting the ability of the combined company to refinance its indebtedness or increasing the cost of such indebtedness.

In addition, covenants in the debt instruments governing this indebtedness may limit how the combined company conducts its business following the merger. If the combined company incurs additional indebtedness following the merger, the risks related to the substantial indebtedness of the combined company may intensify.

The unaudited pro forma financial data for FNF incorporated by reference in this prospectus supplement are preliminary, and FNF’s actual financial position and operations after the merger may differ materially from the unaudited pro forma financial data incorporated by reference in this prospectus supplement.

The unaudited pro forma financial data for FNF incorporated by reference in this prospectus supplement are presented for illustrative purposes only and are not necessarily indicative of what FNF’s actual financial position or operations would have been had the merger been completed on the dates indicated. FNF’s actual results and financial position after the merger may differ materially and adversely from such unaudited pro forma financial data.

FNF’s future results will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of FNF’s current business. FNF’s future success depends, in part, upon its ability to manage this expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations, including new international operations, and associated increased costs and complexity. There can be no assurances that FNF will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

FNF is expected to incur substantial expenses related to the merger and the integration of LPS’ business.

FNF is expected to incur substantial expenses in connection with the merger and the integration of LPS’ business. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing and benefits. While FNF has assumed that a certain level of expenses would be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that would be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that FNF expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses may result in FNF taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

LPS is currently subject to, and after the transaction closes will likely continue to be subject to, pending and threatened litigation and regulatory actions relating to its default procedures, and if judgments were to be rendered against LPS in such litigation and regulatory actions, such judgments could adversely affect the combined company’s financial condition and operating results following the merger.

LPS is involved in various pending and threatened litigation related to its default procedures, some of which include claims for punitive or exemplary damages. In addition, LPS has incurred substantial costs associated with its recent settlement of a number of inquiries made by governmental agencies and claims made by civil litigants concerning various past business practices in its default procedures, and LPS continues to litigate a complaint filed by the State of Nevada with respect to these matters. Specifically, in April 2011, following a review by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and the Office of Thrift Supervision (collectively referred to as the “banking agencies”), LPS entered into a consent order with the banking agencies pursuant to which LPS agreed, among other things, to engage an independent third party to conduct a risk assessment and review of its default management businesses and the document execution services LPS provided to servicers from January 1, 2008 through December 31, 2010. While LPS intends to vigorously defend all litigation and regulatory matters that are brought against it, there can be no assurance that LPS will not incur additional costs and expenses, including but not limited to fines or penalties and legal costs, or be subject to other remedies, in connection with the consent order or otherwise as a result of regulatory, legislative or administrative investigations or actions relating to civil litigation, which could materially adversely affect the financial condition and operating results of the combined company following the merger.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, the future financial and operating results of FNF. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	changes in general economic, business, and political conditions, including changes in the financial markets;

•	the severity of our title insurance claims;

•	downgrade of our credit rating by rating agencies;

•

adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding, increased mortgage defaults, or a weak U.S. economy;

•	compliance with extensive government regulation of our operating subsidiaries and adverse changes in applicable laws or regulations or in their application by regulators;

•	regulatory investigations of the title insurance industry;

•	loss of key personnel that could negatively affect our financial results and impair our operating abilities;

•	our business concentration in the State of California, the source of approximately 17.2% of our title insurance premiums in 2012;

•

our potential inability to find suitable acquisition candidates, as well as the risks associated with acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties integrating acquisitions;

•	our dependence on distributions from our title insurance underwriters as our main source of cash flow;

•	competition from other title insurance companies;

•	failure to consummate the merger; and

•	other risks detailed in the section “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and in our other filings with the SEC incorporated herein by reference.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $443 million after deducting the underwriting discounts and commissions and our estimated offering expenses, as described in “Underwriting.” We intend to use the net proceeds from this offering to pay a portion of the cash consideration for the merger. If we do not consummate the merger, we will use the net proceeds from this offering for general corporate purposes, which may include the repurchase of shares of our common stock. This offering is not conditioned on completion of the merger.

CAPITALIZATION

The following table describes our consolidated cash and cash equivalents and capitalization as of June 30, 2013 on (i) an actual basis; (ii) an as-adjusted basis to give effect to the offering (assuming no exercise of the underwriters’ over-allotment option) without giving effect to the Merger Transactions; and (iii) a pro forma as adjusted basis to give effect to this offering (assuming full exercise of the underwriters’ over-allotment option) and the Merger Transactions. The information presented below should be read in conjunction with “Summary—Recent Developments,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2013
	Actual	As Adjusted	Pro Forma As Adjusted(2)(3)
		(in millions)
Cash and cash equivalents(1)	$1,285	$1,728	$1,021

Total long-term debt	$1,345	$1,345	$1,778
Stockholders’ equity:
Common stock, $0.0001 par value	—	—	—
Additional paid-in capital	4,057	4,500	5,021
Retained earnings	1,005	1,005	966
Accumulated other comprehensive earnings	10	10	10
Less: treasury stock	(692)	(692)	(692)

Total Fidelity National Financial, Inc. stockholders’ equity	4,380	4,823	5,305

Total capitalization	$5,725	$6,168	$7,083

(1)	Includes $384 million of pledged cash related to secured trust deposits.
(2)	Includes information derived from our unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement. Such pro forma information includes adjustments that are preliminary and may be revised. There can be no assurance that any such revisions will not result in material changes. The pro forma as adjusted financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.
(3)	To the extent the underwriters’ over-allotment option is not exercised in full, we intend to use cash on hand and/or borrowings under the Revolving Credit Facility in lieu of such amounts. This would decrease cash and cash equivalents and/or increase total long-term debt by approximately $67 million in the aggregate.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion describes material U.S. federal income and, to a limited extent, certain estate tax consequences to Non-U.S. Holders (as defined below) of the ownership and disposition of our common stock. This discussion is limited to Non-U.S. Holders who hold our common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This description is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. The description does not discuss all of the tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances. In addition, this summary does not address the Medicare tax on certain investment income or any state, local or foreign taxes or any U.S. federal tax laws (such as gift tax laws) other than U.S. federal income tax laws and, to a limited extent, certain estate tax laws.

You are urged to consult with your own tax advisor concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock, as well as the application of any state, local, and foreign income and other tax laws.

As used in this section, a “Non-U.S. Holder” is a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are an individual, you may, in certain cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States (i) for at least 183 days during the calendar year, or (ii) for at least 31 days in the calendar year and for an aggregate of at least 183 days during the 3-year period ending in the current calendar year. For purposes of (ii), all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Special rules may apply if a Non-U.S. Holder is a “controlled foreign corporation” or “passive foreign investment company,” as defined under the Code, and to certain expatriates or former long-term residents of the United States. If you fall within any of the foregoing categories, this description does not apply to you, and you should consult with your own tax advisor about the tax consequences of acquiring, holding, and disposing of our common stock.

U.S. Trade or Business Income

For purposes of the discussion below, dividends and gains on the sale, exchange or other disposition of our common stock will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, and

•	in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States.

Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may, under specific circumstances, be subject to an additional “branch profits tax” at a 30% rate (or a lower rate that may be specified by an applicable tax treaty).

Distributions on Common Stock

Distributions paid on our common stock will be treated as dividends to the extent paid out of our current or accumulated earnings and profits. Dividends, if any, that are paid to a Non-U.S. Holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. However, dividends that are U.S. trade or business income are not subject to the withholding tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of an applicable tax treaty, a Non-U.S. Holder must generally provide the applicable paying agent with a properly executed Internal Revenue Service (“IRS”) Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form that the IRS designates, as applicable, prior to the payment of the dividends. The information provided in these IRS forms must be periodically updated.

Dispositions of Common Stock

Subject to the discussion below on backup withholding and other withholding requirements, gain realized by a Non-U.S. Holder on a sale, exchange or other disposition of our common stock generally will not be subject to U.S. federal income or withholding tax, unless:

•	the gain is U.S. trade or business income,

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of such disposition and certain other conditions are met, or

•

we are, or have been, a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our common stock and the Non-U.S. Holder’s holding period for our common stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market value of (a) its worldwide real property interests and (b) its other assets used or held for use in a trade or business. The tax relating to stock in a USRPHC does not apply to a Non-U.S. Holder whose holdings, actual and constructive, amount to 5% or less of our common stock at all times during the applicable period, provided that our common stock is regularly traded on an established securities market. We believe we have not been and are not currently a USRPHC, and do not anticipate being a USRPHC in the future.

Federal Estate Taxes

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Any dividends that are paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns also may be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of various treaties or agreements for the exchange of information. Unless the Non-U.S. Holder is an exempt recipient, dividends paid on our common stock and the gross proceeds from a taxable disposition of our common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding (at a rate of 28%) if such Non-U.S. Holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of any IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances will generally satisfy the certification requirements necessary to avoid any additional information reporting requirements and the backup withholding tax.

Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules will be refunded by the IRS or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Other Withholding Requirements

Non-U.S. Holders of our common stock may be subject to U.S. withholding tax at a rate of 30% under sections 1471 through 1474 of the Code (commonly referred to as “FATCA”). This withholding tax may apply if a Non-U.S. Holder (or any foreign intermediary that receives a payment on a Non-U.S. Holder’s behalf) does not comply with certain U.S. informational reporting requirements. The payments potentially subject to this withholding tax include dividends on, and gross proceeds from the sale or other disposition of, our common stock. If FATCA is not complied with, the withholding tax described above will apply to dividends paid on or after July 1, 2014, and to gross proceeds from the sale or other disposition of our common stock on or after January 1, 2017. Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA for their investment in our common stock.

You should consult your own tax advisor as to particular tax consequences to you of acquiring, holding, and disposing of our common stock, including the applicability and effect of other U.S. federal, state, local or foreign tax laws, and of any proposed changes in applicable law.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	6,830,655
J.P. Morgan Securities LLC.	6,830,655
Barclays Capital Inc.	512,670
Dowling & Partners Securities, LLC	512,670
Jefferies LLC	512,670
Keefe, Bruyette & Woods, Inc.	512,670
Piper Jaffray & Co.	512,670
Stephens Inc.	512,670
Wells Fargo Securities, LLC.	512,670

Total	17,250,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.56 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$26.75	$461,437,500	$530,653,125
Underwriting discount	$1.0031	$17,303,475	$19,898,996
Proceeds, before expenses, to FNF	$25.7469	$444,134,025	$510,754,129

The expenses of the offering, not including the underwriting discount, are estimated at $1 million and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 2,587,500 additional shares at the public offering price, less the underwriting discount, solely to cover overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 60 days after the date of this prospectus without first obtaining the written consent of the representatives, except that our executive officers and directors may sell or otherwise dispose of, in the aggregate with respect to all such persons, up to 1,000,000 shares of common stock at any time. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “FNF.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC act as joint lead arrangers and joint book managers under our primary credit facilities and certain of their affiliates act as lenders thereunder, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC will act as joint lead arrangers under our bridge loan facility and certain of their affiliates will act as lenders thereunder, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated will serve as administrative agent and swing line lender thereunder, and affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC will serve as co-syndication agents thereunder. Wells Fargo Securities, LLC and Jefferies Group LLC act as joint lead arrangers and joint book runners under the primary credit facility of ABRH, Jefferies Group LLC acts as syndication agent thereunder and an affiliate of Wells Fargo Securities, LLC acts as administrative agent thereunder. Merrill Lynch, Pierce, Fenner & Smith Incorporated and an affiliate of Wells Fargo Securities, LLC act as joint lead arrangers and joint bookrunners under the credit facility of Remy

International, Inc., in which we hold a 51% ownership interest, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as syndication agent thereunder, an affiliate of Wells Fargo Securities, LLC acts as administrative agent and lender thereunder and an affiliate of Barclays Capital Inc. acts as co-documentation agent and lender thereunder.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC have received, or may in the future receive, customary fees and commissions in connection with services provided to us in connection with the merger.

In addition, Cary H. Thompson, who has served as one of our directors since 1992, currently is Vice Chairman of Global Corporate and Investment Banking, Bank of America Merrill Lynch, having joined that firm in May 2008.

In order to disclose a possible conflict of interest, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “BofA Lenders”) are collectively one of the largest residential mortgage lenders in the United States, and the BofA Lenders and FNF are parties to disputes over coverage under certain insurance policies written by FNF’s subsidiaries. FNF does not believe that any of these disputes are material individually or in the aggregate to FNF’s business. The inclusion of this paragraph does not constitute an admission of liability of FNF.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make these filings available on our web site at http://www.fnf.com. The information on our web site is not part of or incorporated by reference in to this prospectus supplement or the accompanying prospectus. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

•

Current Reports on Form 8-K filed on May 23, 2013, May 28, 2013 (as amended by the 8-K/A filed on May 31, 2013), June 20, 2013, June 26, 2013 (as amended by the 8-K/A filed on July 2, 2013), July 12, 2013, July 25, 2013) and October 23, 2013 (filed pursuant to Item 8.01).

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(904) 854-8100

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the common stock on behalf of the issuer. The validity of the common stock sold in this offering will be passed upon for the underwriters by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and schedules of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

FIDELITY NATIONAL FINANCIAL, INC.

COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,

DEBT SECURITIES, WARRANTS, PURCHASE CONTRACTS AND UNITS

Fidelity National Financial, Inc. may from time to time in one or more offerings offer and sell shares of common stock, shares of preferred stock, depositary shares representing fractional interests in shares of common or preferred stock or debt securities, senior or subordinated debt securities, warrants, purchase contracts and units.

Fidelity National Financial, Inc. will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Fidelity National Financial, Inc. may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents and the specific terms of a plan of distribution will be stated in an accompanying prospectus supplement.

Fidelity National Financial, Inc.’s common stock is listed on the New York Stock Exchange under the trading symbol “FNF.” Other than for Fidelity National Financial, Inc.’s common stock, there is no market for the other securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 3, 2011

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Fidelity,” “we,” “our,” or “us” refer to Fidelity National Financial, Inc., together with its subsidiaries.

This prospectus is part of a registration statement that Fidelity filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, Fidelity may issue any combination of securities described in this prospectus from time to time and in an unlimited amount. This prospectus provides you with a general description of the securities Fidelity may offer. Each time we sell securities, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. Fidelity has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Fidelity is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and any related prospectus supplement, or incorporated by reference in this prospectus and any related prospectus supplement, or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, the future financial and operating results of Fidelity. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	changes in general economic, business, and political conditions, including changes in the financial markets;

•	the severity of our title insurance claims;

•	downgrade of our credit rating by rating agencies;

•

continued weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy;

•	compliance with extensive government regulations by our operating subsidiaries, and the possibility of adverse changes in applicable laws or regulations;

•	regulatory investigations of the title insurance industry;

•	loss of key personnel could negatively affect our financial results and impair our operating abilities;

•	our business concentration in the State of California, the source of approximately 15.7% of our title insurance premiums during the twelve month period ended December 31, 2010;

•

our potential inability to find suitable acquisition candidates, as well as the risks associated with acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus or difficulties in integrating acquisitions;

•	our dependence on distributions from our title insurance underwriters as our main source of cash flow;

•	competition from other title insurance companies; and

•	other risks detailed elsewhere in this document and in our other filings with the SEC.

We may not update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should carefully consider the possibility that actual results may differ materially from forward-looking statements in or incorporated into this prospectus.

FIDELITY NATIONAL FINANCIAL, INC.

We are a holding company that, through our subsidiaries, provides title insurance, mortgage services, specialty insurance, and information services. We are the nation’s largest title insurance company through our title insurance underwriters-Fidelity National Title, Chicago Title, Commonwealth Land Title, and Alamo Title-which collectively issued more title insurance policies in 2010 than any other title company in the United States. We also provide other insurance products though our specialty insurance subsidiaries. We own a minority interest in Ceridian Corporation, a leading provider of global human resources, payroll, benefits, and payment solutions. We also own a minority interest in Remy International, Inc., a leading global vehicular parts designer, manufacturer, remanufacturer, marketer, and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks, and other vehicles.

Our executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our telephone number is (904)  854-8100.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by us will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges.

	Three Months Ended March 31,	Year Ended December 31,
	2011	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges(1)	4.3	7.1	5.0	(1.7)	2.7	4.3

(1)

In calculating the ratio of earnings to fixed charges, earnings are the sum of earnings before income taxes and minority interest plus fixed charges. Fixed charges are the sum of (i) interest on indebtedness and amortization of debt discount and debt issuance costs and (ii) an interest factor attributable to rentals. As of the date of this prospectus, there is no preferred stock outstanding, and accordingly, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security.

DESCRIPTION OF CAPITAL STOCK

The following description of select provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware law is necessarily general and does not purport to be complete.

This summary is qualified in its entirety by reference in each case to the applicable provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and to the provisions of Delaware General Corporation Law. We have incorporated by reference our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws as exhibits to the registration statement of which this prospectus forms a part.

General

Stock Outstanding. As of March 31, 2011, our authorized capital stock consisted of 600,000,000 shares, par value $.0001 per share, of Class A common stock, of which 223,246,582 shares were issued and outstanding. As of March 31, 2011, our authorized preferred stock was 50,000,000 shares, par value $0.0001 per share, of which no shares were issued and outstanding.

Common Stock

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Our common stock does not entitle its holders to cumulative voting rights. In the event of our liquidation or dissolution, holders of our common stock would be entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities and the liquidation preference of any outstanding class or series of preferred stock. The rights and privileges of holders of our common stock are subject to the rights and preferences of the holders of any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

Subject to the approval by holders of shares of any class or series of preferred stock, to the extent such approval is required, our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The specific terms of the preferred stock will be described in the prospectus supplement.

Voting Rights. The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock. The prospectus supplement will describe the voting rights, if any, of the preferred stock.

Conversion or Exchange. The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for other securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may set forth the conversion price, the method of determining the conversion price and the conversion period and may allow or require the number of shares of our common stock or other securities to be received by the holders of preferred stock to be adjusted.

Redemption. The prospectus supplement will describe the obligation, if any, to redeem the preferred stock in whole or in part at the times and at the redemption prices set forth in the applicable prospectus supplement.

Anti-Takeover Effects of Certain Provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware law

A number of provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws deal with matters of corporate governance and the rights of stockholders. The following discussion is a general summary of select provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and certain Delaware law that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interest or in which stockholders may be offered a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult.

Common Stock. Our unissued shares of authorized Class A common stock will be available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Preferred Stock. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties that might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This ability may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and the other rights of the holders of, our common stock.

Classified Board of Directors and Related Provisions. Our Amended and Restated Certificate of Incorporation provides that our board of directors must be divided into three classes of directors (each class containing approximately one-third of the total number of directors) serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. This classified board provision will prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquiror obtains the controlling interest. The number of directors constituting our board of directors is determined from time to time by our board of directors. Our Amended and Restated Certificate of Incorporation also provides that directors may be removed only for “cause” by the affirmative vote of the holders of a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of our Amended and Restated Certificate of Incorporation authorizing our board of directors to fill vacancies on the board, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

No Stockholder Action by Written Consent; Special Meetings. Our Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Amended and Restated Certificate of

Incorporation also provides that, except as otherwise required by law, special meetings of the stockholders can only be called by a majority of our entire board of directors or our chairman of the board or chief executive officer. Stockholders may not call a special meeting or require that our board of directors call a special meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominees. Our Amended and Restated Bylaws provide that, if one of our stockholders desires to submit a proposal or nominate persons for election as directors at an annual stockholders’ meeting, the stockholder’s written notice must be received by us not less than 120 days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder must be received by us not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice must describe the proposal or nomination and set forth the name and address of, and stock held of record and beneficially by, the stockholder. Notices of stockholder proposals or nominations must set forth the reasons for the proposal or nomination and any material interest of the stockholder in the proposal or nomination and a representation that the stockholder intends to appear in person or by proxy at the annual meeting. Director nomination notices must set forth the name and address of the nominee, arrangements between the stockholder and the nominee and other information required under Regulation 14A of the Securities Exchange Act of 1934. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our Amended and Restated Bylaws. The advance notice requirements regulating stockholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a stockholder proposal if the requisite procedures are not followed and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

Voting Requirements on Amending our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that amendments to certain provisions of our Amended and Restated Bylaws, including those related to stockholder proposals and calling special meetings of stockholders, must be approved by both our board of directors and by the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. All other amendments to our Amended and Restated Bylaws require either: (i) approval by a majority of our entire board of directors (without stockholder consent) or (ii) the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. In addition, our Amended and Restated Certificate of Incorporation provides that amendments to certain provisions of our Amended and Restated Certificate of Incorporation, including those relating to the classified board, removal of directors, calling special meetings and no stockholder action by written consent, must be approved by the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all of our capital stock then entitled to vote (in addition to the approval of our board of directors).

Business Combination Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of a corporation’s voting stock.

Limitations on Director Liability

Under the Delaware General Corporation Law, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Our Amended and Restated Certificate of Incorporation contains the provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Provisions of our Amended and Restated Certificate of Incorporation Relating to Corporate Opportunities

To address situations in which officers or directors have conflicting duties to affiliated corporations, Section 122(17) of the Delaware General Corporation Law allows a corporation to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in specified classes or categories of business opportunities. As such, and in order to address potential conflicts of interest between us and Fidelity National Information Systems, Inc., and its subsidiaries, which we refer to as FIS, our Amended and Restated Certificate of Incorporation contains provisions regulating and defining, to the fullest extent permitted by law, the conduct of our affairs as they may involve FIS and its officers and directors.

Our Amended and Restated Certificate of Incorporation provides that, subject to any written agreement to the contrary, FIS will have no duty to refrain from engaging in the same or similar activities or lines of business that we engage in, and, except as set forth in our Amended and Restated Certificate of Incorporation, neither FIS nor its officers or directors will be liable to us or our stockholders for any breach of any fiduciary duty due to any such activities of FIS.

Our Amended and Restated Certificate of Incorporation also provides that we may from time to time be or become a party to and perform, and may cause or permit any subsidiary to be or become a party to and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with FIS. With limited exceptions, to the fullest extent permitted by law, no such agreement, nor the performance thereof in accordance with its terms by us or any of our subsidiaries or FIS, shall be considered contrary to any fiduciary duty to us or our stockholders of any director or officer of ours who is also a director, officer or employee of FIS. With limited exceptions, to the fullest extent permitted by law, no director or officer of ours who is also a director, officer or employee of FIS shall have or be under any fiduciary duty to us or our stockholders to refrain from acting on behalf of us or any of our subsidiaries or on behalf of FIS in respect of any such agreement or performing any such agreement in accordance with its terms.

Our Amended and Restated Certificate of Incorporation further provides that if one of our directors or officers who is also a director or officer of FIS acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both FIS and us, the director or officer will have satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if he or she acts in a manner consistent with the following policy:

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a corporate opportunity offered to any person who is an officer of ours and who is also a director but not an officer of FIS, will belong to us unless the opportunity is expressly offered to that person in a capacity other than such person’s capacity as one of our officers, in which case it will not belong to us;

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a corporate opportunity offered to any person who is a director but not an officer of ours, and who is also a director or officer of FIS, will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our directors; and

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a corporate opportunity offered to any person who is an officer of both FIS and us will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our officers.

Notwithstanding these provisions, our Amended and Restated Certificate of Incorporation does not prohibit us from pursuing any corporate opportunity of which we become aware.

These provisions in our Amended and Restated Certificate of Incorporation will no longer be effective on the date that none of our directors or officers are also directors or officers of FIS.

If our Amended and Restated Certificate of Incorporation did not include provisions setting forth the circumstances under which opportunities will belong to us and regulating the conduct of our directors and officers in situations where their duties to us and FIS conflict, the actions of our directors and officers in each such situation would be subject to the fact-specific analysis of the corporate opportunity doctrine as articulated under Delaware law. Under Delaware law, a director of a corporation may take a corporate opportunity, or divert it to another corporation in which that director has an interest, if (i) the opportunity is presented to the director or officer in his or her individual capacity, (ii) the opportunity is not essential to the corporation, (iii) the corporation holds no interest or expectancy in the opportunity and (iv) the director or officer has not wrongfully employed the resources of the corporation in pursing or exploiting the opportunity. Based on Section 122(17) of the Delaware General Corporation Law, we do not believe the corporate opportunity guidelines set forth in our Amended and Restated Certificate of Incorporation conflict with Delaware law. If, however, a conflict were to arise between the provisions of our Amended and Restated Certificate of Incorporation and Delaware law, Delaware law would control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

The following outlines some of the general terms and provisions of the depositary shares. Further terms of the depositary shares and the applicable deposit agreement will be stated in the applicable prospectus supplement. The following description and any description of the depositary shares in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the deposit agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer fractional interests in debt securities or fractional shares of common stock or preferred stock. We may issue fractional interests in debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between us and a depositary which will be named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share, you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, common stock or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own. In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

If a debt security, common stock or series of preferred stock represented by depositary shares is redeemed, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely affects the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed;

•

if applicable, the debt securities and the preferred stock represented by depositary shares have been converted into or exchanged for common stock or, in the case of debt securities, repaid in full; or

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there has been a final distribution in respect of the common stock or preferred stock, including in connection with the liquidation, dissolution or winding-up of Fidelity, and the distribution proceeds have been distributed to you.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having total assets of not less than $1,000,000,000.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, common stock or preferred stock, as the case may be. Neither we nor the depositary will be liable under the deposit agreement to you other than for gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Unless the applicable prospectus supplement states otherwise, senior debt securities will be issued under the Indenture dated as of December 8, 2005 between Fidelity National Financial, Inc. (formerly Fidelity National Title Group, Inc.) and The Bank of New York Trust Company, N.A. (thereafter succeeded in interest by The Bank of New York Mellon Trust Company, N.A.), as amended by a First Supplemental Indenture dated as of January 6, 2006 and a Second Supplemental Indenture dated as of May 5, 2010 (such Indenture, as amended by such First Supplemental indenture and such Second Supplemental Indenture, the “Senior Indenture”) and subordinated debt securities will be issued under a “Subordinated Indenture” to be entered into with The Bank of New York Mellon Trust Company, N.A. This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures” and each individually as an “Indenture.”

The Senior Indenture and form of Subordinated Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

General

The debt securities will be unsecured obligations of ours. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent described herein and in the applicable prospectus supplement.

Because we are a holding company that conducts our operations through our subsidiaries, holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, beneficiaries under title insurance policies, and guarantee holders. As of March 31, 2011, our subsidiaries had approximately $3.38 billion of total liabilities. Moreover, our ability to pay principal and interest on the debt securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. Certain of our principal operating subsidiaries are subject to insurance regulations that require minimum amounts of statutory surplus, which may restrict the amount of funds which are available to us from such subsidiaries, or require prior approval from the regulatory agency before those subsidiaries can pay us any extraordinary dividends.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities under them from time to time in one or more series. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities, including CUSIP Numbers, and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable Indenture;

•	the date or dates on which the principal of and premium, if any, on the debt securities is payable or the method of determination thereof;

•	the rate or rates (which may be fixed, variable or zero) at which the debt securities will bear interest, if any, or the method of calculating such rate or rates of interest;

•	the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

•	the dates on which interest will be payable and with respect to registered securities, the regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

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the period or periods within which, the price or prices at which, the currency (if other than United States dollars) in which, and the other terms and conditions upon which, the debt securities may be redeemed;

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our obligation, if any, to redeem or purchase debt securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of holders of the debt securities and the period or periods within which, the price or prices at which, and the other terms and conditions upon which, debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

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if other than denominations of $1,000 and any integral multiple thereof, if registered securities, and if other than the denomination of $5,000, if bearer securities, the denominations in which debt securities will be issuable;

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if other than United States dollars, the currency for which the debt securities may be purchased or in which the debt securities will be denominated and/or the currency in which the principal of, premium, if any, and interest, if any, on the debt securities will be payable and the particular provisions applicable thereto in accordance with, in addition to, or in lieu of the provisions of the applicable Indenture;

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if the amount of payments of principal of, or premium, if any, or interest, if any, on the debt securities will be determined with reference to an index, formula or other method based on a currency or currencies, the index, formula or other method by which such amount will be determined;

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if the amount of payments of principal of, premium, if any, or interest, if any, on the debt securities will be determined with reference to an index, formula or other method based on the prices of securities or commodities, with reference to changes in the prices of securities or commodities or otherwise by application of a formula, the index, formula or other method by which such amount will be determined;

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if other than the entire principal amount thereof, the portion of the principal amount of such debt securities which will be payable upon declaration of acceleration thereof or the method by which such portion will be determined;

•	the person to whom any interest on any registered debt securities will be payable and the manner in which, or the person to whom, any interest on any bearer debt securities will be payable;

•	provisions, if any, granting special rights to the holders of debt securities upon the occurrence of specified events;

•	any addition to or modification or deletion of any Events of Default or any covenants of Fidelity pertaining to the debt securities;

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under what circumstances, if any, we will pay additional amounts on the debt securities held by a person who is not a U.S. Person in respect of taxes, assessments or similar governmental charges withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

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whether debt securities will be issuable as registered securities or bearer securities (with or without interest coupons), or both, and any restrictions applicable to the offering, sale or delivery of bearer securities, and the terms upon which bearer securities of a series may be exchanged for registered securities of the same series and vice versa;

•	the date as of which any bearer securities and any temporary global security representing outstanding debt securities will be dated if other than the date of original issuance;

•	whether the provisions described below relating to defeasance and covenant defeasance will be applicable to the debt securities of such series;

•	if other than the trustee, the identity of the registrar and any paying agent;

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if the debt securities will be issued in whole or in part in global form, (i) the depository for such global securities, (ii) whether beneficial owners of interests in any debt securities in global form may exchange such interests for certificated debt securities of like tenor of any authorized form and denomination, and (iii) the circumstances under which any such exchange may occur; and

•	any other terms of the debt securities and any deletions from or modifications or additions to the applicable Indenture.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued only in registered form without coupons or in the form of one or more global securities. Unless otherwise specified in the applicable prospectus supplement, bearer securities will have interest coupons attached.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness (as described below).

Under the Subordinated Indenture, “Senior Indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

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the principal of or any premium and interest in respect of indebtedness of Fidelity for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by Fidelity;

•	all capital lease obligations of Fidelity;

•

all obligations of Fidelity issued or assumed as the deferred purchase price of property, all conditional sale obligations of Fidelity and all obligations of Fidelity under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	all obligations of Fidelity for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•

all obligations of Fidelity in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which Fidelity is responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of Fidelity whether or not such obligation is assumed by Fidelity.

Senior Indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by Fidelity in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is, by its terms, subordinated to, or ranks equally with, the subordinated debt securities; and

•	any indebtedness of Fidelity to its subsidiaries unless otherwise expressly provided in the terms of any such indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities. Further, if an event of default occurs under any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default is given to Fidelity by the holders of such senior indebtedness, then until such event of default is cured or waived or ceases to exist, no payment may be made on the subordinated debt securities; provided, that if the holders of such senior indebtedness do not declare such senior indebtedness to be immediately due and payable within 180 days after the occurrence of such default, Fidelity may resume making payments on the subordinated debt securities. Only one such payment blockage period may be commenced in any 365 day period with respect to the subordinated debt securities of any series.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal of (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of Fidelity, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by Fidelity for the benefit of creditors; or

•	any other marshaling of Fidelity’s assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property (other than certain permitted junior securities), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

In the event subordinated debt securities are issued pursuant to the Subordinated Indenture or any other subordinated indenture with a trustee which is also a trustee for senior debt securities pursuant to the Senior Indenture, the occurrence of any default under such subordinated indenture or such Senior Indenture could create a conflicting interest for the respective trustee under the Trust Indenture Act of 1939. If such default has not been cured or waived within 90 days after such trustee has or acquires a conflicting interest, such trustee generally is required by the Trust Indenture Act of 1939 to eliminate such conflicting interest or resign as trustee with respect to the debt securities issued under such Senior Indenture or such subordinated indenture. In the event of the trustee’s resignation, we will promptly appoint a successor trustee with respect to the affected securities.

Restrictive Covenant

Unless an accompanying prospectus supplement states otherwise, the following restrictive covenant shall apply to each series of senior debt securities:

Limitation on Liens. We shall not, and shall not permit any of our covered subsidiaries (as defined below) to, incur, assume or guarantee any debt secured by any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance (“lien”) on any voting stock issued by any of our covered subsidiaries, unless the senior debt of each series then outstanding (other than senior debt securities issued before May 5, 2010) are, for so long as such debt is so secured, secured by such voting stock equally and ratably with (or prior to) such debt. However, this requirement does not apply to:

(i)	liens existing at the time a corporation or other entity becomes a covered subsidiary or any renewal, extension or replacement, in whole or in part, of any such liens;

(ii)	liens on shares of subsidiaries that are not covered subsidiaries; and

(iii)	any series of senior debt securities at any time when no securities of such series are outstanding.

Each lien, if any, granted, pursuant to the provisions described above, to secure any senior debt securities shall automatically and unconditionally be deemed to be released and discharged upon the release and discharge of the lien whose existence caused such securities to be required to be so secured, provided such lien is not then otherwise required, by the provisions described above, to so secure such senior debt securities.

“Covered subsidiaries” generally means any present or future subsidiary of us, the consolidated total assets of which, determined as of the last day of our most recent fiscal quarter ended at least thirty (30) days prior to the date of determination, for which fiscal quarter internal financial statements are available and have been prepared in accordance with generally accepted accounting principles in the United States as in effect on the last day of such fiscal quarter, constitute at least 15% of our total consolidated assets, and any successor to any such subsidiary whose consolidated total assets likewise satisfy such requirement. However covered subsidiaries does not in any event include any of our subsidiaries that is not itself an insurance company or the direct or indirect owner of one or more subsidiaries that is an insurance company.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not consolidate or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our assets to, any person unless:

(1) the person formed by or surviving any such consolidation or merger (if other than Fidelity), or which acquires our assets, is a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2) the person formed by or surviving any such consolidation or merger (if other than Fidelity), or which acquires our assets, expressly assumes by supplemental indenture all of our obligations under the debt securities and the Indentures; and

(3) immediately after giving effect to the transaction no default or event of default shall have occurred and be continuing.

We shall deliver to the trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the applicable Indenture and that all conditions precedent to the consummation of the transaction under the applicable Indenture have been met.

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indentures, the resulting or acquiring corporation will be substituted for us under the Indentures with the same effect as if it had been an original party to the Indentures. As a result, such successor corporation may exercise our rights and powers under the Indentures, in our name or its own name, and we will be released from all our liabilities and obligations under the Indentures and under the notes.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to debt securities of any series:

•	default in the payment of any interest on any debt security of such series when due and payable for 30 days;

•

default in the payment of any principal of or premium, if any, on any debt security of such series when due (whether at stated maturity, upon redemption, repurchase at the option of the holder or otherwise), or default in the making of any mandatory sinking fund payment;

•

default, but in the Subordinated Indenture only default in any material respect, in the performance, or breach, of any covenant or warranty with respect to any debt security of such series, and the continuance of such default or breach for 60 days after we receive written notice of such default or breach;

•

default under our indebtedness (other than securities of such series) in the payment by us, when due, of an aggregate principal amount of such indebtedness exceeding $100,000,000, or default under any such indebtedness (other than securities of such series) which results in such indebtedness in an aggregate principal amount exceeding $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case without such acceleration having been rescinded or annulled, or such indebtedness having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such indebtedness, within 10 days after receipt of written notice of such default or breach (which notice shall state that such notice is a “Notice of Default” under the indenture) to the us (by registered or certified mail) by the trustee or to us and the Trustee (in each case by registered or certified mail) by holders of at least 25% in aggregate principal amount of the outstanding securities of such series;

•	certain events of bankruptcy, insolvency or reorganization of Fidelity; and

•	any other event of default with respect to any debt security of such series including an event of default provided for in a supplemental indenture.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures occurs and is continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of all of the outstanding debt securities of such series may declare, by written notice to us (and if given by the holders, to the trustee), the principal of and accrued interest, if any, on all the debt securities of such series to be due and payable immediately; provided that, after such a declaration of acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, by written notice to the trustee, rescind or annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal and interest, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series, by written notice to the trustee, may waive any past default or event of default with respect to that series except (i) a default or event of default in the payment of the principal of, or premium, if any, or interest on, any debt security of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured.

The trustee is not required to exercise any of the rights or powers vested in it by the applicable Indenture at the request or direction of any of the holders of debt securities of any series, unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of a debt security of any series may institute any proceeding with respect to the Indentures or for the appointment of a receiver or trustee or for any other remedy unless (i) the holder has given to the trustee written notice of a continuing Event of Default with respect to the debt securities of such series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding shall have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee, (iii) the holders have offered to the trustee indemnity satisfactory to the trustee against any loss, liability or expense to be incurred in pursuing the remedy, (iv) the trustee has failed to institute any such proceedings for 60 days after its receipt of such request, and (v) during such 60 day period, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding have not given to the trustee a direction inconsistent with such written request.

Each year, we will either certify to the relevant trustee that we are not in default of any of our obligations under the applicable Indenture or we will notify the relevant trustee of any default that exists under the applicable Indenture. In addition, we have agreed to deliver to the trustee, promptly after we become aware of the occurrence of a default or an event of default of the character specified in the fourth bullet point under the caption “Events of Default, Notice and Waiver” above, written notice of the occurrence of such default or event of default.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise set forth in the applicable prospectus supplement, we may discharge or defease our obligations under each Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or government obligations (as defined in either Indenture) or a combination thereof, as trust funds in an amount certified to be sufficient to pay and discharge when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest, if any, on such debt securities and any mandatory sinking fund payments applicable to such debt securities.

Unless otherwise indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant trustee of money and/or government obligations in sufficient quantity that will provide money in an amount sufficient to pay the principal of and any premium or interest on such debt securities to maturity or redemption and any mandatory sinking fund payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of affected debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Modification of the Indentures

Under the Indentures, we and the applicable trustee, at any time and from time to time, may enter into supplemental indentures without the consent of any holders of debt securities to:

•	evidence the succession of another person to Fidelity and the assumption by any such successor of the covenants of Fidelity in the Indentures and in the debt securities; or

•	add to the covenants of Fidelity for the benefit of the holders of all or any series of debt securities or surrender any right or power conferred upon Fidelity in the Indentures; or

•	add any additional Events of Default with respect to all or any series of debt securities; or

•

add to or change any of the provisions of the Indentures to such extent as shall be necessary to facilitate the issuance of bearer securities or to facilitate the issuance of debt securities in global form; or

•

amend or supplement any provision contained in the Indentures or in any supplemental indentures, provided that such amendment or supplement does not apply to any outstanding debt security issued prior to the date of such supplemental indenture and entitled to the benefits of such provision; or

•	secure the debt securities; or

•	establish the form or terms of debt securities of any series as permitted by the Indentures; or

•

evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series under the Indentures and add to or change any of the provisions of the Indentures as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee under the Indentures; or

•	if allowed without penalty under applicable laws and regulations, permit payment in the United States of principal, premium, if any, or interest, if any, on bearer securities or coupons, if any; or

•

cure any ambiguity or correct any mistake or correct or supplement any provision in the Indentures which may be inconsistent with any other provision in the Indentures or make any other provisions with respect to matters or questions arising under the Indentures, provided such action shall not adversely affect the interests of any holder of debt securities of any series; or

•

make any change to comply with the Trust Indenture Act of 1939 or any amendment thereof, or any requirement of the Securities and Exchange Commission in connection with the qualification of the Indentures under the Trust Indenture Act of 1939 or any amendment thereof.

With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such supplemental indenture, we and the applicable trustee may enter into supplemental indentures to add provisions to, or change or eliminate any provisions of either Indenture or any supplemental indenture or to modify the rights of the holders of the debt securities of each series so affected. However, we need the consent of the holder of each outstanding debt security affected in order to:

•

change the stated maturity of the principal of or premium, if any, on or of any installment of principal of or premium, if any, or interest, if any, on, or additional amounts, if any, with respect to, any debt security; or

•

reduce the principal amount of, or any installment of principal of, or premium, if any, or interest, if any, on, or any additional amounts payable with respect to, any debt security or the rate of interest on any debt security; or

•	reduce the amount of premium, if any, payable upon redemption of any debt security or the repurchase by us of any debt security at the option of the holder of such debt security; or

•	change the manner in which the amount of any principal of or premium, if any, or interest on or additional amounts, if any, with respect to, any debt security is determined; or

•	reduce the amount of the principal of any original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity thereof; or

•	change the currency in which any debt securities or any premium or the interest thereon or additional amounts, if any, with respect thereto, is payable; or

•	change the index, securities or commodities with reference to which or the formula by which the amount of principal of or any premium or the interest on any debt security is determined; or

•

impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or on or after the redemption date or on or after the repurchase date, as the case may be); or

•

reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture or for any waiver (of compliance with certain provisions of the applicable Indenture or certain defaults under the applicable Indenture and their consequences) provided for in the applicable Indenture;

•	change any obligation of Fidelity to maintain an office or agency in the places and for the purposes specified in the Indentures; or

•

make any change in the provision governing waiver of past defaults, except to increase the percentage in principal amount of the outstanding debt securities of any series, the holders of which may waive past defaults on behalf of holders of all debt securities of such series, or make any change in the provision governing supplemental indentures that require consent of holders of debt securities, except to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby.

Governing Law

The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Relationship with the Trustees

The trustee under the Indentures is The Bank of New York Mellon Trust Company, N.A. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities described in this prospectus, or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency, currencies, or currency units in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for other securities described in this prospectus will not have any rights of holders of such securities purchasable upon such exercise.

Exercise of Warrants

Unless otherwise specified in the applicable prospectus supplement, a warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

DESCRIPTION OF PURCHASE CONTRACTS

As may be specified in a prospectus supplement, we may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The prospectus supplement relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depositary arrangements, including one or more of the following:

•

The stated amount that a holder will be obligated to pay under the purchase contract in order to purchase debt securities, common stock, preferred stock, or other securities described in this prospectus or the formula by which such amount shall be determined.

•

The settlement date or dates on which the holder will be obligated to purchase such securities. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	The events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate.

•

The settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement.

•	If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic.

•

Whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract.

•

The type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be debt securities, common stock, preferred stock, or other securities described in this prospectus or the applicable prospectus supplement.

•

The terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or be distributed to the holder.

•

The amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to and qualified in their entirety by reference to the terms and provisions of the purchase contract agreement, pledge agreement and deposit agreement, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depositary arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to, and qualified in their entirety by reference to, the terms and provisions of the applicable agreements, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If we sell the securities directly or through agents designated by us, we will identify any agent involved in the offering and sale of the securities and will list any commissions payable by us to the agent in the accompanying prospectus supplement. Unless indicated otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. We will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of securities that it may purchase or on the portion of the aggregate principal amount of such securities that it may sell under such arrangements. Institutional investors from which such authorized offers may be solicited include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	such other institutions as we may approve.

Underwriters, dealers, agents and remarketing firms, and their control persons, may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance, unless stated otherwise in the applicable prospectus supplement. The securities, other than the common stock, may or may not be listed on a national securities exchange. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and until the termination of the offering of the securities covered by this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 23, 2011 (file no. 001-32630);

•	our quarterly report filed on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 5, 2011 (file no. 001-32630);

•

the portions of our definitive proxy statement on Schedule 14A filed with the SEC on April 11, 2011 (file no. 001-32630) that are incorporated by reference into Part III of our annual report referred to above;

•	our current report on Form 8-K, filed with the SEC on May 26, 2011 (file no. 001-32630); and

•

the description of our common stock, par value $0.0001 per share, included in our registration statement on Form 8-A (File No. 001-32630), filed with the SEC on September 27, 2005, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(904) 854-8100

You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus or in any such free writing prospectus we have authorized is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for Fidelity National Financial, Inc. by Dewey  & LeBoeuf LLP, New York, New York, special counsel to us.

EXPERTS

The consolidated financial statements and schedules of Fidelity National Financial, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Fidelity National Financial, Inc.

17,250,000 shares of Class A Common Stock

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October 24, 2013